                                  Exhibit 99(c)




INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
   CAMCO Financial Corporation:

We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of CAMCO Financial Corporation and its subsidiaries for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of CAMCO Financial Corporation and its subsidiaries for the year ended December 31, 1993 in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP




Columbus, Ohio
March 4, 1994 (except for share and per share data as described in Note 1 as to which the date is May 24, 1994)